Exhibit 99.1
News Release

For immediate release	For more information contact:
May 1, 2014	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Corporation Reports First Quarter Financial Results

Year over Year Revenues increase 13%

Announces Cash Dividend of $0.05 cents per share

Suwanee, GA. - May 1, 2014 - Digirad Corporation (NASDAQ: DRAD) today reported total revenues for the first quarter 2014 of $13.0 million, an increase of 13 percent compared to the prior year’s first quarter. The GAAP loss for the 2014 first quarter, which included $0.4 million of one-time lease termination charges and approximately $0.2 million in transaction costs related to the purchase of Telerhythmics, was $0.1 million, or $0.01 per diluted share. Included within the results are the operations of Telerhythmics, LLC, which contributed approximately $255,000 to total revenue since being acquired by Digirad on March 13, 2014.

The Company also announced a cash dividend of $0.05 per share that will be paid on May 27, 2014, to shareholders of record on May 13, 2014.

Adjusted EBITDA, a non-GAAP measure of operating performance, for the first quarter of 2014 was $0.8 million, compared to an adjusted EBITDA loss of $0.8 million for the same period of the prior year. During the quarter, the Company took a restructuring charge of $0.4 million related to its previously announced lease termination in Poway, California, to move to a much smaller alternative facility to house its ongoing camera and camera support operations. The change in facilities is expected to save between $400,000 and $500,000 annually once the transition is complete. A reconciliation of adjusted EBITDA to net income (loss) is provided later in this release.

Digirad President and CEO Matt Molchan said, “Revenues in the 2014 first quarter increased year over year despite the impact of the challenging weather conditions up and down the East Coast, primarily in January and February. Still, we generated a year-over-year increase in Diagnostic Services revenue of 4%, not including the impact of Telerhythmics. Excluding the lease termination costs and the Telerhythmics transaction costs, this year’s first quarter would have been profitable. The first quarter of the year is historically our lowest revenue and profitability quarter for our services business, which was expected notwithstanding the challenging weather. We expect our Diagnostic Services business to have positive earnings contributions over the remaining portion of the year. Our Diagnostic Imaging business was not as impacted by weather conditions, and it had a great quarter, selling several good margin systems.”

“We are very excited about our recent acquisition of Telerhythmics. The acquisition is a prime example of how we can diversify our business, leverage our collective customer bases, provide more services to our core customers and put some of our cash to work to drive growth. Based on this acquisition, we have renamed our service business from ‘Digirad Imaging Solutions’ to ‘Diagnostic Services.’ The Diagnostic Services name reflects our now combined service businesses, including Telerhythmics, as we branch out and provide a broader range of services.”

Molchan continued, “We have approximately an incremental $1 million in accounts receivable that we expect to collect in the near term, reflecting our higher camera sales in the first quarter and timing of those sales. The overall cash change was certainly expected, and part of our plan. As we have stated previously, we continue to expect to generate $3 million to $4 million of free cash flow on an annual basis from our core businesses, with growth of our core businesses and acquisitions being incremental.”

First Quarter 2014 Summary

•
Total revenue for the first quarter of 2014 was $13.0 million, compared to $11.5 million for the same period in the prior year. Diagnostic Services revenue, which includes revenue of $255,000 related the acquisition of Telerhythmics for the first quarter, was $9.6 million, compared to $8.9 million for the same period of the prior year. Diagnostic Imaging revenue for the first quarter of 2014 was $3.4 million, compared to $2.6 million for the same period of the prior year.

•	Gross profit for the first quarter of 2014 was $3.4 million, or 26.5% of revenue, compared to $2.8 million, or 24.4% of revenue in the prior year quarter.

•
Net loss for the first quarter of 2014 was $0.1 million, or $0.01 net loss per diluted share, compared to a net loss of $2.4 million, or $0.13 net loss per diluted share, in the same period of the prior year.

•
Excluding the $0.4 million restructuring charge for the lease termination, adjusted net income for the first quarter of 2014 was $0.3 million, or $0.01 income per diluted share. Excluding the $1.0 million restructuring charge recorded in the 2013 first quarter, the adjusted net loss for the quarter was $1.4 million, or $0.07 adjusted net loss per diluted share.

•
Cash, cash equivalents and available-for-sale securities at March 31, 2014 was $19.4 million, a decrease from $26.4 million at December 31, 2013. This change was related to various factors: the acquisition of Telerhythmics and related debt payoff of $3.6 million; $0.9 million related to cash dividends paid; cash-based restructuring activity of approximately $0.8 million; and normal business activity for the first quarter, including payout of annual incentive compensation from fiscal year 2013.

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management's outlook. The call may be accessed by dialing 877-407-9039 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted operating expenses,” “adjusted net income (loss)”, “adjusted net income (loss) per diluted share” and “adjusted EBITDA”. The most directly comparable measure for these non-GAAP financial measures are operating expenses, net income (loss) and diluted net income (loss) per share. The Company has included below unaudited adjusted financial information, which present the Company's results of operations after excluding restructuring charges and gain on the sale of assets and license agreement, and in the measure of adjusted EBITDA, interest, taxes, depreciation, amortization and stock-based compensation.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2014.

About Digirad Corporation
Digirad delivers convenient, effective, and efficient diagnostic solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through the Diagnostic Service Solutions business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company's ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2014	2013

Revenues:
Diagnostic Services	$9,555	$8,939
Diagnostic Imaging	3,442	2,607
Total revenues	12,997	11,546
Cost of revenues:
Diagnostic Services	7,534	6,825
Diagnostic Imaging	2,021	1,904
Total cost of revenues	9,555	8,729

Gross profit	3,442	2,817
Total gross profit percentage	26.5%	24.4%
Diagnostic Services gross profit percentage	21.2%	23.6%
Diagnostic Imaging gross profit percentage	41.3%	27.0%

Operating expenses:
Research and development	—	818
Marketing and sales	1,095	1,236
General and administrative	1,995	2,102
Amortization of intangible assets	66	66
Restructuring charges	441	1,004
Total operating expenses	3,597	5,226

Loss from operations	(155)	(2,409)

Other income (expense):
Interest and other income, net	17	22
Interest expense	(8)	—
Total other income	9	22

Loss before income taxes	(146)	(2,387)
Income tax expense	(2)	(32)
Net loss	$(148)	$(2,419)

Net loss per share – basic and diluted	$(0.01)	$(0.13)

Weighted average shares outstanding – basic and diluted	18,518	19,322

Digirad Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share data)	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$9,549	$18,744
Securities available-for-sale	9,871	7,673
Accounts receivable, net	7,308	5,430
Inventories, net	3,755	3,881
Other current assets	697	697
Restricted cash	477	244
Total current assets	31,657	36,669

Property and equipment, net	4,514	4,153
Intangible assets, net	2,867	353
Goodwill	1,459	184
Other assets	62	92
Total assets	$40,559	$41,451

Liabilities and stockholders’ equity
Accounts payable	$1,293	$611
Accrued compensation	2,622	3,472
Accrued warranty	148	137
Deferred revenue	1,381	1,631
Other accrued liabilities	2,103	1,774
Total current liabilities	7,547	7,625
Other liabilities	667	440
Total liabilities	8,214	8,065

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Treasury stock	(5,728)	(5,728)
Additional paid-in capital	156,093	156,968
Accumulated other comprehensive loss	(20)	(2)
Accumulated deficit	(118,002)	(117,854)
Total stockholders’ equity	32,345	33,386
Total liabilities and stockholders’ equity	$40,559	$41,451

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2014	2013

Total operating expenses	$3,597	$5,226
Restructuring charges(1)	(441)	(1,004)
Non-GAAP Adjusted operating expenses	$3,156	$4,222

Net loss	$(148)	$(2,419)
Restructuring charges(1)	441	1,004
Income tax items(2)	(3)	—
Non-GAAP Adjusted net income (loss)	$290	$(1,415)

Net loss per share - diluted	$(0.01)	$(0.13)
Restructuring charges(1)(3)	0.02	0.06
Income tax items(2)(3)	—	—
Non-GAAP Adjusted net income (loss) per share - diluted(3)	$0.01	$(0.07)

	Three Months Ended March 31,
(in thousands)	2014	2013

Net loss	$(148)	$(2,419)
Restructuring charges(1)	441	1,004
Depreciation and amortization	453	493
Stock-based compensation	50	121
Interest and other income, net	(17)	(22)
Interest expense	8	—
Income tax expense	2	32
Non-GAAP Adjusted EBITDA	$789	$(791)

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging reporting segment.
(2) Reflects income tax effect for adjusted financial data.
(3) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year.

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014

Total operating expenses	$5,226	$4,425	$1,386	$2,908	$3,597
Restructuring charges(1)	(1,004)	(610)	(79)	(35)	(441)
Gain on sale of assets and license agreement(2)	—	—	1,568	—	—
Non-GAAP Adjusted operating expenses	$4,222	$3,815	$2,875	$2,873	$3,156

Net income (loss)	$(2,419)	$(616)	$2,512	$787	$(148)
Restructuring charges(1)	1,004	610	79	35	441
Gain on sale of assets and license agreement(2)	—	—	(1,568)	—	—
Income tax items(3)	—	—	—	—	(3)
Non-GAAP Adjusted net income (loss)	$(1,415)	$(6)	$1,023	$822	$290

Net income (loss) per share - diluted(4)	$(0.13)	$(0.03)	$0.14	$0.04	$(0.01)
Restructuring charges(1)(4)	0.06	0.03	—	—	0.02
Gain on sale of assets and license agreement(2)(4)	—	—	(0.08)	—	—
Income tax items(3)(4)	—	—	—	—	—
Non-GAAP Adjusted net income (loss) per share - diluted(4)	$(0.07)	$—	$0.06	$0.04	$0.01

	Three Months Ended
(in thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014

Net income (loss)	$(2,419)	$(616)	$2,512	$787	$(148)
Restructuring charges(1)	1,004	610	79	35	441
Gain on sale of assets and license agreement(2)	—	—	(1,568)	—	—
Depreciation and Amortization	493	479	475	466	453
Stock-based Compensation	121	105	74	40	50
Interest and other income, net	(22)	(16)	(13)	(11)	(17)
Interest expense	—	4	5	5	8
Income tax benefit (expense)	32	(4)	(72)	(1)	2
Non-GAAP Adjusted EBITDA	$(791)	$562	$1,492	$1,321	$789

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging reporting segment.
(2) Reflects a nonrecurring gain related to the sale of assets associated with an uncommercialized surgical imaging system, and the licensing of certain existing Company technology.
(3) Reflects income tax effect for adjusted financial data.
(4) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year.